Exhibit 2.1(a)

Pursuant to 17 C.F.R. § 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

DATED 20th FEBRUARY 2009

Integral Systems, Inc.	(1)

and

QinetiQ Limited	(2)

ASSET SALE AGREEMENT

CONTENTS

Clause	Heading	Page
1	Definitions and Interpretation	2
2	Sale of the Stock and Other Assets	5
3	Completion and Calculation of Stock Price	6
4	Assumed Liabilities	8
5	Excluded Liabilities	8
6	Value Added Tax	8
7	Contracts	9
8	Employees	11
9	Post-Completion Matters	11
10	Warranties	11
11	Confidentiality	12
12	Successors, Assigns and Third Party Rights	13
13	Preservation of Rights	13
14	Severability	13
15	Entire Agreement	14
16	Notices	14
17	Applicable Law and Submission to Jurisdiction	15
18	Counterparts	15
19	Delivery of Agreement	15

Schedule 1	16
Schedule 2	25
Schedule 3	25
Schedule 4	25
Schedule 5	25

THIS AGREEMENT is made on 20th February 2009 BETWEEN:

(1)	Integral Systems, Inc. incorporated in the State of Maryland having its principal place of business at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, USA (the “Buyer”); and

(2)	QinetiQ Limited registered in England & Wales number 03796233 having its registered office at 85 Buckingham Gate, London, SW1E 6PD (the “Seller”).

INTRODUCTION

1	The Seller currently sells the Products and supplies the Services and owns certain Stock and Moveable Equipment in relation to such sales and supplies which it has agreed to sell to the Buyer.

2	The Buyer wishes to sell the Products and Services as its own.

3	The Seller and QinetiQ Inc. have entered into the Contracts in connection with selling the Products and supplying the Services, and the Seller proposes to transfer or cause the transfer of the Contracts to the Buyer in connection with the Buyer’s purchase of the Stock and Moveable Equipment.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Agreed Documents” means this Agreement and all the Agreed Form documents, each of which is listed in Schedule 5;

“Agreed Form” means a form which has been agreed to by the parties and which has been duly executed or initialled for identification by them or on their behalf;

“Applicable Law” means all applicable laws and regulations for the time being in force in any jurisdiction with which the Seller must abide;

“Assets” means the Stock, the Moveable Equipment and the benefit of the Contracts;

“Assumed Liabilities” means the Liabilities set out in Schedule 3;

“Bid” means any outstanding quotation, bid or proposal of the Seller or QinetiQ Inc. which, if accepted or awarded, would lead to any contract with any agency of the United States Government or any foreign government, and any subcontract under such contract, in each case relating to any of the Products or Services;

“Business Day” means any day other than a Saturday, Sunday or public holiday in England and Wales or the State of Maryland, United States of America;

“Buyer’s Group” means the Buyer, its ultimate parent undertaking from time to time and any subsidiary undertaking of the Buyer’s ultimate parent undertaking from time to time;

“Completion” means completion of this Agreement, including the consummation of the transactions contemplated hereby to be consummated on the Completion Date;

“Completion Date” means the date of this Agreement;

“Confidential Information” means this Agreement, the negotiations relating to this Agreement and all information not generally known or of a confidential nature (including, without limitation, that contained in or associated with the Contracts, the Stock, the Moveable Equipment, the Products and/or the Services and the manner in which they are used/combined);

“Contracts” means the Customer Contracts and the Supply Contracts;

“Contracts Act” means the Contracts (Rights of Third Parties) Act 1999;

“Customer Contracts” means the contracts listed in part 2 of Schedule 2 and the Government Contracts;

“Data Room” means the online data room made available to the Buyer on 9 December 2008, in the form and containing the materials in such data room as of 16 February 2009 as set forth in the CD delivered by the Seller to the Buyer on the Completion Date;

“Disclosure Letter” means the Agreed Form letter of the same date as this Agreement from the Seller Parties to the Buyer disclosing certain matters in relation to the Warranties which has been delivered to the Buyer concurrently with the execution of this Agreement (receipt of which has been acknowledged by the Buyer);

“Encumbrance” means any bill of sale, option, trust, power of sale, title retention, pre-emption right, right of first refusal, Security Interest or other right, claim or interest, whether legal or equitable, of any third party (or an agreement or commitment to create any of them);

“Excluded Liabilities” means all liabilities or obligations of either the Seller or QinetiQ Inc. whatsoever other than the Assumed Liabilities, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising, including, without limitation (i) Tax and all Tax creditors of the Seller or QinetiQ Inc.; (ii) any and all liabilities arising by reason of the Seller’s or QinetiQ Inc.’s failure to observe or perform the terms of any of the Contracts prior to the Transfer Time; and (iii) any and all liabilities by reason of the Products, Services or Assets which are attributable to the period up to and including the Transfer Time, including any defects in goods supplied or services provided prior to the Transfer Time;

“fairly disclosed” means disclosed with such sufficient explanation and detail as to enable a reasonable buyer to make an informed assessment of the matter concerned;

“GBP” means pounds sterling;

“Government Contract” means those Customer Contracts listed in part 4 of Schedule 2;

“Government Furnished Items” means any material personal property, equipment and fixtures loaned, bailed or otherwise furnished to either the Seller or QinetiQ Inc. by or on behalf of the U.S. Government that relates to the supply of the Services or the sale of the Products by the Seller or QinetiQ Inc. which is being used by the Seller or QinetiQ inc. in the supply of the Services or the sale of the Products and is or should be in the possession of the Seller or QinetiQ Inc. for use in the supply of the Services or the sale of the Products;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“Liabilities” means all debts, obligations and liabilities (whether actual or contingent) of the Seller or QinetiQ inc. relating to the Products or Services as at the Transfer Time;

“[***] Contract” means the agreement entered into between QinetiQ Inc. and the [***];

“[***] Subcontract” means the agreement entered into between the Seller and QinetiQ Inc. on 21 November 2008;

“Moveable Equipment” means all of the plant, machinery and equipment listed in part 1 of Schedule 2, including the Test Environment Components;

“Nominated Account” means the Seller’s account with the account name USD QinetiQ and account number [***] at the City Office, Gillingham branch of Lloyds TSB Bank sort code [***] (IBAN number [***]) (or such other account as the Seller shall specify in writing before Completion to the Buyer for the purposes of this Agreement);

“Official Requirement” means any enactment, ordinance, pact, decree, treaty, code, directive, order, notice or official published plan or policy with legal or actual force in any geographical area and/or over any class of persons;

“Products” means equipment and software used to determine the geographical position of satellite transmitters manufactured, sold or developed by the Seller (or its predecessor) in connection with its ‘satID’ business or any predecessor business;

“Purchase Price” means $50,000 USD;

“QinetiQ Inc” means QinetiQ Inc. incorporated in the State of Delaware having its principal place of business at 2345 Crystal Drive, Suite 909, Four Crystal Park, Arlington, VA 22202, USA;

“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 or any similar legislation in any other jurisdiction;

“Relevant Authority” means any person or authority with legal or de facto power to impose and/or enforce compliance with any Official Requirement;

“Relevant Breach” means a breach of any of the Warranties;

“Security Interest” means a mortgage, lien, pledge, charge (fixed or floating), assignment by way of security, hypothecation or other security interest (or an agreement or commitment to create any of them);

“Seller’s Group” means the Seller, its ultimate parent undertaking from time to time and any subsidiary undertaking of the Seller’s ultimate parent undertaking from time to time, including QinetiQ North America Operations LLC and its subsidiary undertakings;

“Seller’s Limitations Agreement” means the Agreed Form agreement containing limitations on the Seller’s liability under this Agreement entered into between the Seller and the Buyer on the date of this Agreement;

“Services” means any services provided to customers using Products;

“Stock” means all stocks, work-in-progress, finished and partly finished goods held by the Seller as at the Transfer Time and for the sole purpose of manufacturing the Products as set out at reference 2.10.1 of the Data Room;

“Stock Deposit” means $311,000 USD (being 50% of the estimated Stock Price);

“Stock Price” means the price attributable to the Stock as agreed or determined in accordance with clause 3;

“Supply Contracts” means the contracts listed in part 3 of Schedule 2;

“Tax” means all forms of taxes duties imposts and levies and all deductions and withholdings in relation to tax whenever created or imposed and whether of the United Kingdom or elsewhere including (without limitation) deductions under the Pay As You Earn system, National Insurance contributions and VAT;

“Test Environment Components” means the components specified in part 1 of Schedule 2 to be used by the Buyer to construct a test environment system;

“Third Party Consent” means a consent, license, approval, authorization or waiver required from a third party for the conveyance, transfer, assignment or novation in favor of the Buyer of any of the Contracts, other Assets or Assumed Liabilities in terms reasonably acceptable to the Buyer;

“Transfer Time” means 5pm (London time) on the Completion Date;

“USD” means United States Dollars;

“VAT” means value added tax; and

“Warranties” means each of the statements contained in Schedule 1.

1.2	In this Agreement:

(a)	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) Companies Act 2006 and a reference to a “holding company” or a “subsidiary” is to be construed in accordance with section 1159 (and Schedule 6) of the Companies Act 2006 provided that, in each case, the definition of “company” shall be a body corporate incorporated in any jurisdiction;

(b)	the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(c)	a person is connected with another person if he is so connected within the meaning of section 839 ICTA 1988;

(d)	a reference to any enactment shall include a reference to that enactment as re-enacted, replaced or modified from time to time before the Completion Date; and

(e)	references to “reasonable times” for access to any premises, records or other item mean by prior appointment, during normal working hours on a Business Day.

1.3	The headings in this Agreement shall be ignored in interpreting this Agreement.

1.4	Any reference to this Agreement shall include the Schedules to this Agreement and any attachments to it which shall have the same force and effect as if contained in the body of this Agreement.

1.5	Where either party gives an indemnity in favour of the other party in respect of liabilities, the obligation of the indemnifying party shall be to indemnify the other party against all fines, penalties, costs, losses, damages and expenses (including legal costs on an indemnity costs basis and other professional expenses reasonably incurred).

1.6	Where either party gives an indemnity in favour of the other party the obligation of the indemnifying party shall be to make the relevant payment forthwith in full and on demand (but subject to any right of set-off, counterclaim or deduction that the indemnifying party may have against the indemnitee).

2	Sale of the Stock and Other Assets

2.1	The Seller shall sell, assign, transfer and deliver with full title guarantee and the Buyer (relying, as the Seller acknowledges, on the warranties, undertakings, covenants and indemnities of the Seller contained in the Agreed Documents) agrees to buy the Assets free from Encumbrances with effect from Completion save in respect of Stock attributable to the [***] Contract which shall be bought on delivery to the Buyer. Notwithstanding the foregoing, assignment and transfer of the Contracts shall be governed by clause 7.

2.2	Title to, beneficial ownership of, and any risk attaching to, the Assets shall pass to the Buyer on Completion except that title to and beneficial ownership of the Contracts shall pass to the Buyer as provided in clause 7 and title to and beneficial ownership of the Stock attributable to the [***] Contract shall pass to the Buyer on delivery.

2.3	The consideration for the sale of the Assets shall be:

(a)	the payment on Completion by the Buyer to the Seller of the Purchase Price in USD;

(b)	the payment on Completion by the Buyer to the Seller of the Stock Deposit on account of the Stock Price in USD;

(c)	the payment by the Buyer to the Seller of the balance of the Stock Price in accordance with clause 3 below in USD; and

(d)	the assumption by the Buyer of the Assumed Liabilities.

2.4	For the avoidance of doubt, the following shall be excluded from the sale under this Agreement:

(a)	the Excluded Liabilities; and

(b)	any Tax for which the Seller is liable.

3	Completion and Calculation of Stock Price

3.1	On Completion:

(a)	the Seller shall deliver the Moveable Equipment and the relevant place of delivery in respect of each item of Moveable Equipment shall be at the location specified in Schedule 2;

(b)	the Seller shall deliver the Stock and the place of delivery for the Stock shall be at [***], [***], [***] USA unless an alternative location is specified in the Agreed Form appendix attached to this Agreement, save that the Stock attributable to the [***] Contract shall be delivered to [***], [***], [***] USA after Completion at a date to be agreed between the Seller and the Buyer;

(c)	the Buyer shall pay the Purchase Price and the Stock Deposit to the Seller by electronic funds transfer to the Nominated Account (and any payment into the Nominated Account shall constitute good discharge of the Buyer’s obligations to the Seller in respect of that payment); and

(d)	the Seller shall pre-pay a five month rental (commencing 1 February 2009) of the antennae facility used by it at [***], [***] for its satID business.

3.2	The Buyer shall pay any balance of the Stock Price to the Seller by electronic funds transfer to the Nominated Account within 5 Business Days after the date of its final agreement or determination in accordance with clauses 3.3 to 3.6 below.

Calculation of Stock Price

3.3	The Seller and the Buyer shall make arrangements as soon as practicable after the Completion Date, and, in any event, within five Business Days after the Completion Date, to conduct a full inventory of the Stock.

3.4	All Stock shall be valued in GBP at the purchase cost of the raw materials to the Seller and the Stock Price shall be determined in GBP accordingly. For the purposes of converting the

GBP valuation of the Stock into USD, the exchange rate to be used to calculate the payment shall be the spot rate for the relevant currency quoted by Lloyds TSB Bank plc at 5.00 p.m. on the Business Day preceding the due date for payment of the Stock Price.

3.5	If there shall be any disagreement between the parties as to any matter to be determined under clauses 3.3 and 3.4 or if the Stock Price is not agreed within 15 Business Days after the Completion Date, the matters in dispute shall be referred to an Independent Accountant in accordance with clauses 3.7 to 3.9.

3.6	Following any determination by an Independent Accountant (defined at clause 3.9) in accordance with clause 3.9, the determination of the Stock Price by the Independent Accountant shall be the Stock Price and the date of determination by the Independent Accountant shall be the date of determination of the Stock Price.

Dispute Resolution Procedure

3.7	Subject to clause 3.8, if the parties are unable to agree the matters set out in clauses 3.3 and 3.4 then they shall use all reasonable endeavours to agree within a further ten Business Days (the “Instruction Period”):

(a)	a comprehensive list specifying in reasonable detail all those matters in dispute between them;

(b)	terms of reference for an Independent Accountant to determine each disputed matter; and

(c)	which Independent Accountant is to be instructed to determine the disputed matters.

3.8	As soon as all the matters referred to in clause 3.7 are agreed, the relevant disputed matter(s) (but no other matters) shall immediately be referred to the agreed Independent Accountant on the agreed terms of reference.

3.9	In the absence of agreement on any of the matters referred to in clause 3.7 within the Instruction Period, each matter remaining in dispute shall be resolved by the agreed independent firm, or (in the absence of agreement within that period on an independent firm) by an Independent Accountant nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (or any person for the time being performing the functions of that official) on the application of the Seller or the Buyer (the “Independent Accountant”) on the following basis:

(a)	the Independent Accountant shall be instructed to notify the parties of their determination of any such matter within 30 days of that referral, that determination to be made strictly in accordance with this clause 3;

(b)	the parties shall be entitled to make written submissions to the Independent Accountant, but subject to those rights the Independent Accountant shall have power to determine the procedure to be followed in relation to their determination;

(c)	in making any such submissions the parties shall state their respective best estimates of any monetary amounts referred for determination;

(d)	in making their determination the Independent Accountant shall act as expert and not as arbitrator, their decision as to any matter referred to them for determination shall be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever;

(e)	the Independent Accountant may instruct counsel or any other Independent Accountant to determine any matter outside the scope of their own expertise and the costs of so doing shall be borne as stated in clause 3.9(f); and

(f)	the fees and expenses of the Independent Accountant (including any costs referred to in clause 3.9(e) shall be borne and paid as the Independent Accountant shall direct (or, in the absence of any such direction, as to half by the Seller and as to half by the Buyer).

3.10	Until the matters to be determined by the Independent Accountant have been determined the parties shall respectively:

(a)	give or insure that the Independent Accountant is given access at all reasonable times to the Stocks and all relevant books and records; and

(b)	generally provide the Independent Accountant with such other information and assistance as they may reasonably require (including access to and assistance at reasonable times from personnel employed by the Seller or the Buyer, as the required), in relation to the determination of the matters referred to them.

4	Assumed Liabilities

4.1	The Buyer undertakes to the Seller that it shall discharge the Assumed Liabilities and to indemnify the Seller against all liabilities incurred by the Seller in relation to any of them.

5	Excluded Liabilities

5.1	Notwithstanding any other provision of this Agreement to the contrary or any disclosure to the Buyer, the Buyer is not assuming (and the Seller and QinetiQ Inc. shall retain without recourse to the Buyer) any and all Excluded Liabilities, and the Seller shall indemnify the Buyer against all liabilities incurred by the Buyer in relation to any of them subject to the remaining provisions of this clause 5. Without limiting the foregoing (subject to the remaining provisions of this clause 5), the Seller shall indemnify the Buyer for and all Taxes (including interest, deductions and penalties with respect thereto) imposed on the Buyer in connection with the Assets or for which the Buyer is liable, with respect to all periods ending on or before Completion and any costs or expenses with respect to tax indemnification arising hereunder.

5.2	The Buyer shall inform the Seller in writing of any claim by any third party (“Third Party Claim”) in respect of an Excluded Liability which becomes to the notice of the Buyer as soon as reasonably practicable but in any event within fourteen (14) days from the day on which such Third Party Claim comes to the notice of the Buyer. Failure to give notice shall not release the Seller from its obligations under this clause 5 save to the extent its liability is increased thereby.

5.3	The Buyer shall, at the expense of the Seller, take such action and give such information and assistance as the Seller may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any Third Party Claim and to appeal against any judgment given in respect thereof including (without limitation) applying to postpone so far as legally possible the payment of any taxation.

5.4	On the written request of the Seller, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (“Proceedings”) shall be delegated to the Seller. For this purpose, the Buyer shall, at the expense of the Seller, give or procure to be given to the Seller all such assistance as the Seller may reasonably require and shall appoint such solicitors and other professional advisers as the Seller may nominate (approved by the Buyer such approval not to be unreasonably withheld or delayed) to act of behalf of the Buyer in accordance with the Seller’s instructions.

6	Value Added Tax

6.1

The consideration under this Agreement is stated to be exclusive of any VAT which maybe payable. The Seller shall not charge VAT as at Completion but reserves the right subsequently to submit a VAT invoice should the relevant authorities determine that VAT shall be chargeable under this Agreement and on receipt of any such VAT invoice and notwithstanding its prior payment of the consideration the Buyer shall pay to the Nominated Account the amount of such VAT.

7	Contracts

7.1	The Contracts shall be dealt with as follows:

(a)	Subject to clauses 7.1(b) and (c), the Seller hereby assigns and transfers to the Buyer and shall cause QinetiQ Inc. to assign and transfer to the Buyer all of their respective right, title and interest in, to and under the Contracts including the benefit of any unpaid invoices issued thereunder (as detailed in Schedule 4), in each case with effect from the Transfer Time.

(b)	Notwithstanding clause 7.1(a), insofar as any of the Contracts cannot be assigned or novated to the Buyer without Third Party Consent, and such consent is refused or otherwise not obtained prior to the Transfer Time, or where any of the Contracts are incapable of transfer to the Buyer by assignment, novation or other means, the assignment of such Contracts to Buyer pursuant to this clause 7.1 shall not be effective until such consent is obtained, and the following shall apply with respect thereto:

(i)	the Seller shall and shall cause QinetiQ Inc. to at the Buyer’s request use all reasonable endeavours with the co-operation of the Buyer to insure such assignment or novation as soon as reasonably practicable;

(ii)	unless and until any such Contract is assigned or novated, the Seller shall continue its corporate existence and shall itself and shall cause QinetiQ Inc. to hold such Contract and any monies, goods or other benefits received thereunder as trustee for the Buyer and its successors in title absolutely;

(iii)	the Buyer shall (if such sub-contracting is permissible and lawful under the Contract in question), as the Seller or QinetiQ Inc.’s sub-contractor, perform all the obligations of the Seller or QinetiQ Inc. under such Contract and, where sub-contracting is not permissible, the Buyer shall perform such obligations as agent for the Seller or QinetiQ Inc. and shall indemnify the Seller and QinetiQ Inc. from all liabilities arising by reason of the Buyer’s failure to observe and perform the terms of any such Contract; and

(iv)	unless and until any such Contract is assigned or novated, the Seller shall and shall cause QinetiQ Inc. to (so far as they lawfully may) give all such assistance as the Buyer may reasonably require to enable the Buyer to enforce its rights under such Contract and (without limitation) shall provide access to all of their relevant books, documents and other information in relation to such Contract as the Buyer may reasonably require from time to time.

(c)	Nothing in this Agreement shall be construed as an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Contract.

(d)	The Seller and the Buyer shall each use their reasonable endeavours to novate the Government Contracts as soon as reasonably practicable following Completion.

(e)	With effect from assignment or novation the Buyer shall assume the obligations and carry out, complete and discharge all of the obligations of the Seller under the Contracts upon assignment or novation and shall indemnify the Seller and QinetiQ Inc. from all liabilities arising by reason of the Buyer’s failure to observe or perform the terms of any of the Contracts after the assignment or novation to the Buyer.

7.2	In respect of the [***] Contract:

(a)	the Seller hereby assigns and transfers to the Buyer all of the Seller’s right, title and interest in, to and under the [***] Subcontract;

(b)	the Seller shall procure that QinetiQ Inc. waive as of the Completion Date its right to deduct [***]% from any future sums payable by [***] Corporation under the [***] Contract;

(c)	the Buyer hereby agrees to treat the [***] Corporation (“[***]”) [***] build variant paid for by [***] as confidential to [***] and agrees not to release to any third party or re-use this [***] build variant or any information regarding the application of this [***] build variant without the prior written consent of [***]; and

(d)	the [***] Subcontract shall end and the Seller shall procure that it shall end with effect from assignment or novation of the [***] Contract to the Buyer.

7.3	In the event that [***] (or its successors) (“[***]”) require support services under the contract between [***] and the Seller dated 24 March 2004 (the “[***] Contract”), being the services described as “Event Support” in Schedule 1 to the [***] Contract, or any renewal of those services, in the five years following the Completion Date then the following shall apply:

(a)	the Buyer shall ensure that the Event Support is available to [***] by engaging the Seller, if required by [***] (on terms specified in the Agreed Form Services Agreement) to provide the Event Support to [***], and the Seller shall maintain in place sufficient resources to ensure that the Event Support can be undertaken by it on substantially the same terms as set out in the [***] Contract;

(b)	in the event that [***] requires that the Buyer engage the Seller to provide Event Support in its stead the Buyer shall do so subject to clause 7.3(d);

(c)	prior to commencing any Event Support, the Buyer and the Seller shall implement such arrangements as may be required to ensure that [***];

(d)	the Buyer may choose not to enter into a contractual commitment with [***] to make available the Event Support provided that it permits the Seller to enter into a direct contractual arrangement with [***] to provide the Event Support on such terms as the Seller and [***] may agree;

(e)	the Seller shall maintain an Event Support capability in the event that [***] does requires Event Support under the [***] Contract; and

(f)	in the event that the Buyer or the Seller become aware of a breach of this clause 7.3 they shall promptly notify [***] and the [***].

8	Employees

8.1	The parties acknowledge and agree that the transactions contemplated by this Agreement and the Agreed Documents are not intended to give rise to a “relevant transfer” within the meaning of the Regulations.

8.2	If as a result of the transactions contemplated by this Agreement or the Agreed Documents, any contract of employment or collective agreement is found or alleged to have effect at any time as if originally made between any member of the Buyer’s Group and any employee or trade union as a result of the provisions of the Regulations, the relevant member of the Buyer’s Group may, upon becoming aware of the application of the Regulations to such contract or collective agreement terminate such contract or agreement forthwith and the Seller shall indemnify on demand the relevant member of the Buyer’s Group against every liability, obligation, cost, claim or demand arising out of or in connection with:

(a)	the employment of such person (before and after the date of such transfer and including any breach of any obligation to elect representatives and to inform and consult representatives of the relevant employee(s)); and/or

(b)	the termination of such employment or collective agreement.

8.3	The Buyer shall, as soon as reasonably practicable after being notified of an allegation of the type contemplated by clause 8.2 notify the Seller of such allegation and give the Seller conduct of any defence, compromise or settlement of such claim (at the Seller’s expense).

9	Post-Completion Matters

9.1	Immediately following Completion (i) the Seller and the Buyer shall dispatch, to an agreed list of customers, letters in Agreed Form informing them of the transfer of the benefit of the Contracts, and (ii) the Seller shall, and shall cause QinetiQ Inc. to, use all reasonable endeavours obtain the consent or approval to the assignment or novation of the Contracts that require Third Party Consent and for which such consent or approval has not been obtained at Completion.

9.2	The Seller shall (at the reasonable out of pocket expense of the Buyer, except with respect to the matters set forth in clauses 7.1, 7.2, 7.3 and 9.1) do or insure to be done all such further acts and things, and execute or insure the execution of all such other documents, as the Buyer may from time to time reasonably require in order to give the Buyer the full benefit of this Agreement and the Assets intended to be transferred by it.

9.3	The Buyer and the Seller shall each provide the other with such assistance as reasonably may be requested by the other in connection with the transfer of the Assets and the preparation of any tax return, an audit or examination of any such return by any taxing authority or any judicial or administrative proceeding relating to liability for Taxes and shall each retain and provide the other with any records or other information which may be relevant to such a return, audit examination or proceeding.

10	Warranties

10.1	In consideration of the Buyer entering into this Agreement, the Seller warrants to the Buyer at the Completion Date (subject to clause 10.2):

(a)	as provided in Schedule 1; and

(b)	any statement in schedule 1 which is qualified as being made “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or any similar expression has been so qualified based on the actual knowledge of [***], [***] and [***], in each case based upon reasonable inquiry of each such person consistent with such person’s title and responsibilities.

10.2	The warranties set forth in this Agreement (including Schedule 1) (the “Warranties”) are qualified to the extent, but only to the extent, of those matters fairly disclosed by the Seller to the Buyer in the Disclosure Letter.

10.3	The Warranties of the Seller shall survive for a period of 18 months following the Completion, provided, however, that (i) the Warranties set forth in clause 1, clause 2.1, clause 2.2 and clause 18 of Schedule 1, and any representation in the case of fraud or dishonesty of the Seller shall survive indefinitely and (ii) any Warranty that is the subject of a claim under the Seller’s Limitation Agreement shall survive until such claim has been finally resolved.

10.4	Each of the paragraphs in Schedule 1 shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of other paragraphs in Schedule 1.

10.5	Save in the case of fraud or dishonesty of the Seller all claims by the Buyer for damages or compensation in respect of any Relevant Breach shall be subject to the provisions for the protection of the Seller in the Seller’s Limitations Agreement.

10.6	The Seller agrees and undertakes to provide to the Buyer (at its request and subject to payment by it of Seller’s costs reasonably incurred and primarily using the Core Team (as defined in the Agreed Form Services Agreement)) all reasonable assistance with any proceedings that may be brought by or against the Buyer against or by any third party relating to the Assets, Products or Services (excluding the Excluded Liabilities, as provided in clause 5) provided always that the Seller shall not be obliged to initiate nor to take active part in any such proceedings and provided further that this obligation shall not extend to the Seller if the Buyer has made a claim against the Seller in respect of the relevant matter.

11	Confidentiality

11.1	Neither party may disclose Confidential Information of the other unless:

(a)	expressly required by any Official Requirement or by any other Relevant Authority; or

(b)	such information is already in the public domain through no fault of the disclosing party; or

(c)	the disclosure is made to either party’s professional advisers, auditors or bankers in connection with this transaction (in which case the disclosing party shall insure that its professional advisers, auditors or bankers shall not disclose the Confidential Information).

11.2	For the avoidance of doubt, all Confidential Information relating to the Stock, the Moveable Equipment, the Contracts, the Products, the Services and the Assumed Liabilities shall, from Completion, be treated as Confidential Information of the Buyer.

11.3	Neither the Buyer (on the one hand) nor the Seller (on the other) shall without the prior written consent of the other (such consent not to be unreasonably withheld or delayed) make an advertisement or public announcement concerning or relating to the matters dealt with in this Agreement except to the extent required by law or any competent regulatory body.

12	Successors, Assigns and Third Party Rights

12.1	This Agreement shall be binding on and shall enure for the benefit of the successors in title and personal representatives of each party.

12.2	The parties agree that without the prior consent of the other party, the benefits of this Agreement (including the Warranties) are not assignable.

12.3	Following an assignment, all references in this Agreement to the assigning party shall be deemed to include that party’s assigns.

12.4	No person (including any employee, officer, agent, representative or sub-contractor of a party) other than a party to this Agreement, [***] (solely with respect to clause 7.2) or QinetiQ Inc. shall have the right (whether under the Contracts Act or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the parties, which agreement must refer to this clause 12.4.

12.5	No consent shall be required from any person having rights under this Agreement by virtue only of the Contracts Act to any amendment, variation, waiver or settlement of this Agreement or any right or claim arising from or under it which (in each case) has been agreed by any party to it.

13	Preservation of Rights

13.1	If a party to this Agreement:

(a)	grants a waiver or any other indulgence, forbearance or extension of time; or

(b)	does not ascertain or exercise any of its rights or remedies or delays in doing so;

(whether under this Agreement or any Agreed Document) the rights and remedies of that party in respect of those or any other rights and remedies shall not be affected, diminished, waived or extinguished.

13.2	Any waiver by any party to this Agreement of any of their rights, obligations or remedies under this Agreement or the Agreed Documents must be:

(a)	in writing; and

(b)	signed by the party purporting to waive their rights, obligations or remedies (or an authorised signatory of that party if applicable);

any such waiver shall not be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement or the Agreed Documents.

13.3	The rights and remedies expressly provided in this Agreement are additional to any rights or remedies provided by law and nothing in this Agreement shall exclude any rights or remedies provided by law or otherwise available at any time to the parties.

13.4	All of the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue to be effective notwithstanding Completion and Completion shall not constitute a waiver of either party’s rights in relation to the Warranties, covenants and other undertakings contained or entered into pursuant to this Agreement.

14	Severability

14.1	Each provision of this Agreement is severable and distinct from the others. The parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue to be effective and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this clause 14.1 not negating the commercial intent and purpose of the parties under this Agreement.

14.2	If any provision of this Agreement is illegal or unenforceable because any period or area specified in it exceeds that permitted by a Relevant Authority, that provision shall take effect with the minimum modification necessary to make it valid, effective and acceptable to that Relevant Authority subject to that modification not negating the commercial intent of the parties under this Agreement.

15	Entire Agreement

15.1	The Agreed Documents constitute the entire agreement between the parties in relation to the sale and purchase of the Assets and other matters covered by them and supersede any previous agreement between the parties in relation to those matters, which shall cease to have any further effect.

15.2	It is agreed that:

(a)	no party has entered into any Agreed Document in reliance on, and each party unconditionally waives any claims in relation to, any statement, representation, warranty or undertaking which is not expressly set out or referred to in the Agreed Documents;

(b)	in the absence of fraud, no party shall have any remedy in respect of any untrue statement, made to it or its representatives or agents, prior to this Agreement being entered into and on which it or they relied other than representations, warranties or undertakings set out or referred to in the Agreed Documents; and

(c)	this clause 15 shall not exclude any remedy or liability for fraudulent concealment or fraudulent misrepresentation.

16	Notices

16.1	A notice or any other communication in connection with this Agreement or the Agreed Documents (a “Notice”) shall be valid only if it is:

(a)	in writing;

(b)	in English;

(c)	delivered personally or sent by first class prepaid post (or recognized international courier if overseas:

(i)	in the case of the Buyer, the registered address of the Buyer;

(ii)	in the case of the Seller, the registered address of the Seller; or

(iii)	to any other person or address as the Buyer or the Seller specify in writing as their agent for service, prior to a Notice being despatched.

16.2	A Notice is deemed given if:

(a)	delivered personally into the hands of either an officer of the Seller, an officer of the Buyer or a person specified as being entitled to receive Notices on their behalf as their agent for service;

(b)	sent by post two Business Days after posting; or

(c)	sent by recognized international courier six Business Days after posting,

provided in the case of (b) and (c) that there is evidence that the Notice has been posted or couriered to the proper address with all postal or other charges prepaid.

17	Applicable Law and Submission to Jurisdiction

17.1	This Agreement is governed by English law and the English courts have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with it.

18	Counterparts

18.1	This agreement may be executed in any number of counterparts, each of which when executed and delivered shall together constitute the same agreement. No counterpart shall be effective until each party has executed at least one counterpart.

19	Delivery of Agreement

19.1	The parties do not intend this Agreement to be delivered by, or to become legally binding on any of them until the date of this Agreement is written at its head, notwithstanding that one or more of them may have executed this Agreement prior to that date being inserted.

IN WITNESS of the above the parties have executed this Agreement as a deed on the date written at the head of this Agreement.

Schedule 1

Warranties

1	Organisation; Effect of this Agreement.

1.1	The Seller is a private company limited by shares incorporated in England and Wales, duly organized, validly existing under the laws of the United Kingdom and has full corporate power and authority to own, lease and operate the Stock and Moveable Equipment and to sell the Products and supply the Services.

1.2	The Seller has full power and authority to enter into and perform this Agreement and the Agreed Documents to which it is a party and this Agreement and the Agreed Documents to which it is a party will, when delivered, constitute binding obligations of the Seller in accordance with their terms.

1.3	QinetiQ Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own and lease its properties and enter into and perform the Contracts to which it is a party.

2	Assets

2.1	The Seller has good and valid title to all of the Stock and Moveable Equipment, free and clear of any Encumbrances.

2.2	The Seller has not agreed to create any Encumbrances over the Stock and Moveable Equipment or any part of them.

2.3	The Assets constitute all of the tangible assets at Completion necessary to sell the Products and supply the Services in the manner sold and supplied by the Seller at Completion.

2.4	All Moveable Equipment is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.

2.5	All documents which in any way affect the right, title or interest of the Seller in or to any of the Assets and which attract stamp duty or any similar tax or duty have been duly stamped within the requisite period for stamping.

2.6	The information in Schedule 2 is accurate and complete.

3	Contracts

3.1	Schedule 3 lists all the Seller’s and QinetiQ Inc.’s agreements, arrangements or understandings (whether written or oral) relating to the sale of the Products and the supply of the Services (including all agreements for the supply of hardware, support and maintenance agreements, research and development agreements and agreements relating to the provision of geolocation services (including antenna facilities agreements)).

3.2	The Seller has delivered to the Buyer true and complete copies of all written Contracts, including any amendments thereto.

3.3	Each of the Contracts is legal, valid and binding on the Seller or QinetiQ Inc. and is in full force and effect as regards the Seller or QinetiQ Inc. and as far as the Seller is aware the counter-party.

3.4	The Customer Contracts are the only contracts entered into, or which will have been entered into, on or before the Transfer Time by or on behalf of the Seller or QinetiQ Inc. with their customers for the sale of any Products or the provision of any Services which, at the Transfer Time, will remain to be performed in whole or in part by them.

3.5	The Supply Contracts are the only contracts, engagements and orders entered into, or which will have been entered into, on or before the Transfer Time by or on behalf of the Seller in relation to the Products or the Services which, at the Transfer Time, will remain to be performed in whole or in part by a supplier.

3.6	The Seller has no knowledge of the invalidity of, or any grounds for termination, avoidance or repudiation of an agreement, arrangement or obligation entered into or applied by either the Seller or QinetiQ Inc. in the sale of the Products and the supply of the Services.

3.7	No party with whom either the Seller or QinetiQ Inc. has entered into a Contract has given notice of its intention to terminate, or has sought to repudiate or disclaim, such agreement, arrangement or obligation.

3.8	No party with whom either Seller or QinetiQ Inc. has entered into a Contract is in breach of such agreement or arrangement and so far as the Seller is aware no matter exists which might give rise to such breach.

3.9	Neither the Seller nor or QinetiQ Inc is in breach of any Contract and no matter exists which might give rise to such breach.

3.10	No event has occurred or is subsisting which, with the giving of notice and/or lapse of time will, constitute or result in a default or the acceleration of any obligation of either the Seller or QinetiQ Inc. under, or otherwise entitle any party to prematurely terminate, a Contract.

3.11	None of the Contracts is ultra vires either the Seller or QinetiQ Inc.

3.12	No offer, tender or the like relating to the Products or Services is outstanding which Is capable of being converted into an obligation of either the Seller or QinetiQ Inc. by an acceptance or other act of some other person.

3.13	Neither the Seller nor QinetiQ Inc. is a party to any agreement, arrangement or practice which restricts its freedom to supply or sell the Products or Services or to use or exploit any of the Asset in any part of the world.

3.14	No Asset has been acquired by the Seller other than by way of an arm’s length transaction.

4	Government Contracts

4.1	With respect to each Government Contract or outstanding Bid to which either the Seller or QinetiQ Inc. is a party:

(a)	the Seller or QinetiQ Inc. has complied in all material respects with all material terms and conditions of that Government Contract or Bid;

(b)	the Seller or QinetiQ Inc. has complied in all material respects with all material requirements of any statutes, rules, regulations, orders or agreements with the U.S. Government pertaining to that Government Contract or Bid;

(c)	all representations and certifications executed, acknowledged or set forth in or pertaining to that Government Contract or Bid were current, accurate and complete in all material respects as of their effective date, and the Seller or QinetiQ Inc. have complied in all material respects with all such representations and certifications;

(d)	no cost incurred by the Seller or QinetiQ Inc. pertaining to that Government Contract or Bid is the subject of a criminal or civil fraud investigation or written notice of intent to disallow the cost by the contracting officer;

(e)	no money due to the Seller or QinetiQ Inc. pertaining to that Government Contract has been withheld (other than in the ordinary course of business and other than in the ordinary course of a dispute) or formally set off; and

(f)	no termination notice has been received by the Seller or QinetiQ Inc., and no cure notice or show cause notice has been received by the Seller or QinetiQ Inc. and not resolved or cured.

4.2	Neither the Seller nor QinetiQ Inc. nor any of their respective directors, officers, employees, consultants or agents is under administrative, civil or criminal investigation, indictment or information, or audit other than routine contract audits or material internal investigation or audit for fraud or a criminal offense or with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid.

4.3	Neither the Seller nor QinetiQ Inc. has made any voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to performance under a Government Contract or Bid.

4.4	No governmental entity nor any prime contractor or subcontractor has asserted any claim or any other action for relief arising or relating to any Government Contract or Bid nor initiated any dispute proceeding against the Seller or QinetiQ Inc. under the Contract Disputes Act or any other Federal statute in respect of any Government Contract or bid, and neither the Seller or QinetiQ Inc. has asserted any claim or any other action for relief arising or relating to any Government Contract or Bid nor initiated any dispute proceeding against any governmental entity, prime contractor, subcontractor, vendor or third party.

5	Government-Furnished Property or Equipment

5.1	The Seller and QinetiQ Inc. have complied in all material respects with all of their obligations relating to Government Furnished Items under any Government Contract.

6	Customers and Suppliers

6.1	The Disclosure Letter sets forth a true and complete list of the names and addresses of all current customers in connection with the sale of the Products or supply of the Services and neither the Seller or QinetiQ Inc. has received any notice or has any reason to believe that any of such customers will cease or substantially reduce use of the Products or Services following the Completion Date.

6.2	The Disclosure Letter sets forth a true and complete list of the names and addresses of all material suppliers which supply the Seller in connection with the sale of the Products and the supply of the Services and the Seller has not received any notice or has no reason to believe that any of such suppliers will substantially increase its prices or will not sell supplies or services to the Buyer following the Completion Date on substantially the same terms as in respect of its current sales to the Seller.

7	Product Liability

7.1	There are no claims against, and the Seller is not aware of any circumstances which may lead to a claim against, either the Seller or QinetiQ Inc. for defective goods, services, work or material or for breach of warranty, representation, condition or Official Requirement in relation to goods or services or for delays in delivery or completion of contracts or for deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by either the Seller or QinetiQ Inc., in each case in connection with the Products or the Services.

7.2	As far as the Seller is aware, there is no basis for any liability, warranty or other claims by any third party arising from:

(a)	Services rendered by either the Seller or QinetiQ Inc. during the period up to and including the Completion Date,

(b)	the sale or distribution of any Products by either the Seller or QinetiQ Inc. up to and including the Completion Date; or

(c)	the sale of the Products, the supply the Services or the ownership of the Assets by either the Seller or QinetiQ Inc. during the period up to and including the Completion Date.

7.3	Details of all customer claims, complaints or returns relating to Products and Services involving a minimum of USD 20,000 made during the twelve months prior to the date of this Agreement have been disclosed in the Disclosure Letter.

8	No Conflict; Required Filings and Consents

8.1	The execution, delivery and performance by the Seller of this Agreement and the other Agreed Documents and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not, as regards the Seller and QinetiQ Inc.:

(a)	violate any provision of the organizational documents of the Seller;

(b)	violate any law, regulation, order, injunction or decree (“Law”) applicable to the Seller, the Assets, or the Products or the Services;

(c)	conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Encumbrance upon any of the Assets pursuant to, any contract, agreement, license, permit or other instrument to which either the Seller or QinetiQ Inc. is a party or by which the Seller or any of the Assets, the Products or the Services may be bound, affected or benefited (including without limitation any Contract);

(d)	allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of either the Seller or QinetiQ Inc. in connection with the Products or the Services; or

(e)	require any consent or approval of, registration or filing with, or notice to any Relevant Authority. As regards the Seller and QinetiQ Inc., all required consents and approvals of, registrations or filings with, or notices to any Relevant Authority in connection with this Agreement and the Agreed Documents and the consummation of the transactions contemplated by this Agreement and the Agreed Documents have been or will be obtained by the Completion Date.

9	Financial Statements and Records

9.1	The Seller has delivered to the Buyer the financial information relating to the Assets included in the Disclosure Letter and specifically itemised as such (the “Financial Information”).

9.2	The Financial Information is correct and complete in all material respects.

10	Absence of Certain Changes or Events

10.1	Since 25 November 2008:

(a)	the Seller has continued to sell the Products and supply the Services in the ordinary course, consistent with past practice;

(b)	the Seller has not become aware of an event or development specific to it, the Products or the Services likely to have a material adverse effect on the Assets or business of the sale of the Products or the supply of the Services;

(c)	neither the Seller in relation to the sale of the Products or the supply of the Services nor the Assets have suffered any loss, damage, destruction or other casualty affecting any material properties thereof or included therein, whether or not covered by insurance; and

(d)	the Seller has preserved substantially intact the Assets, has kept available its employees involved in the sale of the Products and the supply of the Services in order to continue the supply of the Services and the sale of the Products and has preserved the goodwill of its customers, suppliers and employees in connection with the sale of the Products or the supply of the Services.

11	Other Interests

11.1	Save as regards the Products and Services neither the Seller or any member of the Seller’s Group (excluding QinetiQ North America Operations LLC or its subsidiaries):

(a)	develop, sell, manufacture, or otherwise commercially exploit any equipment and software used to determine the geographical position of ground based satellite transmitters, for use by satellite owners, operators, satellite communication providers, and regulatory agencies, any of the foregoing of which may be commercial, government, military or security agencies or entities, for the purposes of identifying the geographical position of satellite interferers, jammers, and users of satellite transponders; or

(b)	provide services using the same or which compete with the Services or any similar services.

12	Compliance with Law and Permits

12.1	Each of the Seller and QinetiQ Inc. is and has been in compliance in all material respects with all applicable laws in connection with the sale of the Products or the supply of the Services and the ownership or use of the Assets.

12.2	Each of the Seller and QinetiQ Inc. is in possession of all permits, licenses and other authorizations of any Relevant Authority (“Permits”) necessary for it to own, lease and operate the Assets and to sell the Products and supply the Services, and is and has been in compliance in all material respects with all such Permits.

12.3	Neither the Seller nor, as far as the Seller is aware, any person for whose acts or defaults the Seller may be vicariously liable has committed or omitted to do any act or thing in relation to the sale of the Products or the supply of the Services which could give rise to any fine or penalty.

13	Litigation

13.1	There is no claim, action, suit, proceeding, inquiry, investigation or arbitration by or before any governmental, regulatory, administrative, judicial or arbitral body pending or threatened:

(a)	in connection with the sale of the Products, the supply the Services , the Assets or the Seller’s ownership or operation thereof;

(b)	to restrain or prevent the consummation of the transactions contemplated hereby; or

(c)	that might affect the right of the Buyer to own the Assets, sell the Products and supply the Services,

nor is there any basis for any of the foregoing.

13.2	No injunction has been granted against either the Seller or QinetiQ Inc. in relation to the sale of the Products or the supply of the Services by the Seller or QinetiQ Inc. and neither of them have given no undertaking to any Court or any third party arising out of any letter of claim or legal proceeding.

13.3	No unsatisfied judgement is outstanding against either the Seller or QinetiQ Inc. in relation to the sale of the Products or the supply of the Services by either of them.

13.4	There is no unfulfilled or unsatisfied judgment or court order outstanding against either the Seller or QinetiQ Inc. which affects, or might affect, any of the Assets or the performance of any obligation under this Agreement.

14	Export Control Laws

14.1	The Seller and QinetiQ Inc. have conducted their export transactions in relation to the sale of the Products and the supply of the Services at all times in strict compliance with applicable provisions of all applicable Laws relating to export controls and regulations. Without limiting the foregoing:

(a)	No export licenses or other approvals are required for the Seller’s or QinetiQ Inc’s exports of the Products or Services with respect to the sale of the Products and the supply of the Services from the United Kingdom and the United States;

(b)	Each of the Seller and QinetiQ Inc. has obtained all export licenses and other approvals required for the Seller’s or QinetiQ Inc.’s export of technologies with respect to sale of the Products and the supply of the Services from the United Kingdom and the United States and:

(i)	each of the Seller and QinetiQ Inc. is in compliance in all material respects with the terms of such applicable export licenses or other export approvals included in the Assets;

(ii)	there are no pending or, to the best knowledge of the Seller, threatened claims against the Seller or QinetiQ Inc. with respect to such export licenses or other approvals;

(iii)	to the best knowledge of the Seller, there are no actions, conditions or circumstances pertaining to the Seller’s or QinetiQ Inc.’s export transactions that may give rise to any future claims or liability; and

(iv)	as regards the Seller or QinetiQ Inc., no consents or approvals for the transfer to Buyer of any such export licenses necessary to sell the Products or supply the Services are required.

15	Certain Payments.

15.1	Neither the Seller or QinetiQ Inc. nor any of their respective directors, executives, representatives, agents or employees in connection with the sale of the Products, the supply the Services or the Assets:

(a)	has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(b)	has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees;

(c)	has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977;

(d)	has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or

(e)	has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

16	Employment Matters

16.1	Nothing herein shall be construed as an obligation of the Buyer to continue the employment of any employee, officer or director of either the Seller or QinetiQ Inc. or otherwise to assume any liability for salary, benefits, pension or other benefit plans relating thereto.

17	Competition Matters

17.1	The Seller is not nor has it ever been party to or concerned in any agreement, arrangement, understanding or concerted practice, or any other conduct or practice in relation to the Products or Services (unilateral or otherwise) which:

(a)	contravenes the Competition Act 1998 or the Enterprise Act 2002

(b)	infringes Articles 81 or 82 of the EC Treaty or any similar provisions of the ECSC, Euratom or EEA Treaties, or any other competition provision of those treaties or enacted under them (including any rule relating to state aid, public procurement or anti-dumping);

(c)	was required to be furnished to the Director General of Fair Trading under the Restrictive Trade Practices Act 1976;

(d)	constitutes a breach of any relevant undertaking, order, assurance or other measure taken under the Fair Trading Act 1973, the Restrictive Trade Practices Act 1976, the Resale Prices Act 1976 or the Competition Act 1980; or

(e)	infringes any competition, anti-trust or equivalent legislation of any other jurisdiction.

17.2	The Seller is not subject, in relation to the Products or Services, to any prohibition, order, condition, undertaking, assurance or similar measure or obligation imposed by or under any of the laws referred to in paragraph 17.1.

17.3	The Seller is not in relation to the Products or Services, nor has ever been, subject to any enquiry, investigation, request for information, notice or other communication (whether formal or informal, and whether or not in writing) by any Relevant Authority under any of the laws referred to in paragraph 17.1.

17.4	The Seller does not have any reason to believe that any such action as is mentioned in paragraphs 17.2 or 17.3 will be taken against the Seller in relation to the Products or Services.

17.5	Particulars of any agreements, practices and arrangements to which the Seller is a party in relation to the sale of the Products or the supply of the Services which are registrable with the Office of Fair Trading or the Competition Commission in the United Kingdom or with the Directorate-General for Competition at the Commission of the European Communities (as the case may be) have been correctly registered.

18	Brokers

18.1	No broker, finder or agent will have any claim against the Buyer for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of either the Seller or QinetiQ Inc.

19	Insolvency

19.1	No order has been made and no resolution has been passed for the winding up of either the Seller or QinetiQ Inc. or for a provisional liquidator to be appointed in respect of either of them and no petition has been presented and no meeting has been convened for the purpose of winding up either of them.

19.2	No administration order has been made and no application for administration (whether out of court or otherwise) has been made in respect of either the Seller or QinetiQ Inc., nor has any administrator been appointed in respect of either of them, nor has any notice of intention to appoint any such administrator been given, nor have any steps been taken by any person (including either of them or their directors) to appoint any such administrator.

19.3	No person has appointed or threatened to appoint a receiver (including any administrative receiver) in respect of either the Seller or QinetiQ Inc., the Assets or any part of them.

19.4	Neither the Seller nor QinetiQ Inc. is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and has not stopped payment of its debts as they fall due.

19.5	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of either the Seller or QinetiQ Inc.

19.6	No event analogous to any of the above has occurred in insert or outside England and Wales.

19.7	No circumstances have arisen (so far as the Seller is aware) which are likely to result in:

(a)	a transaction to which the Seller is party being set aside; or

(b)	a third party claim involving any asset owned or used by the Seller being made under sections 238 or 339 (Transactions at an undervalue) or 239 or 340 (Preferences) Insolvency Act 1986.

20	Accounts Receivable and Accounts Recoverable Under Contract

20.1	Schedule 4 sets forth the accounts receivables and accounts as at 31 January 2009 (and excluding those due from [***]) recoverable under contract relating to the sale of the Products and the supply of the Services outstanding on the date of this Agreement, including name of the debtor and amount of the receivable.

20.2	All accounts receivables and accounts recoverable under contract listed in Schedule 4 have arisen only from bona fide transactions in the ordinary course of business. The Seller has no knowledge of any facts or circumstances that would result in the uncollectibility of any such receivables.

21	Stock

21.1	All Stock is generally of a good quality, usable for its intended purpose and capable of being incorporated into Products.

Schedule 2 – Assets

Schedule 3 – Assumed Liabilities

Schedule 4 – Outstanding Accounts Receivables / Accounts Recoverable Under Contract

Schedule 5 – Agreed Documents

Appendix – Stock

Disclosure Letter

SIGNED by	)
/s/ Richard J. Franklin	)
for and on behalf of	)
QINETIQ LIMITED	)
in the presence of:	)

Signature of witness: /s/ Richard Cambridge

Name (in BLOCK CAPITALS): RICHARD CAMBRIDGE

Address: QinetiQ Ltd., UK

SIGNED by	)
/s/ John B. Higginbotham	)
for and on behalf of	)
INTEGRAL SYSTEMS, INC.	)